UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
December 16, 2015
Date of Report (Date of earliest event reported)

SHAKE SHACK INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

24 Union Square East, 5th Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

(646) 747-7200
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
On December 16, 2015, Randy Garutti, Chief Executive Officer and a director of Shake Shack Inc. (the “Company”), Daniel H. Meyer, Chairman of the Board of the Company, and Jeff Flug, a director of the Company, adopted stock trading plans to sell shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), as part of their personal long-term financial planning.

The trading plans were designed to comply with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s insider trading compliance policy, which permits an officer, director or employee who is not then in possession of material non-public information to enter into a pre-arranged plan for buying or selling Company stock under specified conditions and at specified times. These types of trading plans allow insiders to diversify their investment portfolio and spread stock trades out of an extended period of time, all while complying with insider trading laws.

Under his trading plan, Mr. Garutti may sell up to 80,000 shares of Common Stock through August 31, 2016, which represent approximately 5% of his equity holdings (including options) in the Company. Under his trading plan, Mr. Meyer may sell up to 300,000 shares of Common Stock through August 31, 2016, which represent approximately 5% of his equity holdings (including options) in the Company. Under his trading plan, Mr. Flug may sell up to 150,000 shares of Common Stock through January 2, 2017, which represent approximately 9% of his equity holdings in the Company.

All sales of shares of Common Stock under the trading plans are subject to certain minimum price conditions and maximum sale volume limitations. Transactions under the trading plans will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

	By:	/s/ Jeff Uttz
Jeff Uttz
Date: February 24, 2016		Chief Financial Officer